News Release   News Release   News Release    News
EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contact:
Marina H. Norville, marina.h.norville@aexp.com, +1.212.640.2832

Investors/Analysts Contacts:
Toby Willard, sherwood.s.willardjr@aexp.com, +1.212.640.5574
Shreya Patel, shreya.patel@aexp.com, +1.212.640.5574

AMERICAN EXPRESS PLANS TO INCREASE QUARTERLY DIVIDEND BY 9 PERCENT

AND BUY BACK UP TO $4.4 BILLION OF COMMON SHARES THROUGH Q2 2018

New York – June 28, 2017 - American Express Company (NYSE: AXP) said today that the Board of Governors of the Federal Reserve System did not object to its adjusted capital plan submitted as part of the 2017 Comprehensive Capital Analysis and Review (CCAR).  The plan included:

•	Increasing the Company’s quarterly dividend to 35 cents per share beginning with the third quarter 2017 dividend declaration, subject to approval by the Company’s board of directors;

•
Repurchasing up to $4.4 billion of common shares during the CCAR approval period of Q3’17 to Q2’18. This compares to an authorization of $3.3 billion for the same period twelve months earlier. This new authorization enables the Company to repurchase up to $4.3 billion of common shares in calendar year 2017, and up to an additional $1.7 billion in the first half of 2018.

The timing and amount of common shares purchased under the Company’s authorized capital plans will depend on various factors, including the Company’s business plans, financial performance and market conditions.  Repurchase of common shares will be pursuant to the share repurchase program previously authorized by the Company’s board of directors on September 26, 2016.
As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company has also published on June 22, 2017 a summary of the results of the Company-run stress tests performed under the Federal Reserve’s severely adverse scenario.  These disclosures do not reflect the capital plan described above, but reflect certain assumptions and capital actions as required under the Federal Reserve’s rules.
The results are available on the Company’s Investor Relations site at ir.americanexpress.com.
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About American Express
American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success. Learn more at americanexpress.com, and connect with us on facebook.com/americanexpress, instagram.com/americanexpress, linkedin.com/company/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.
Key links to products, services and corporate responsibility information: charge and credit cards, business credit cards, Plenti rewards program, travel services, gift cards, prepaid cards, merchant services, Accertify, corporate card, business travel, and corporate responsibility.
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This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s expected business and financial performance and are subject to risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements due to a variety of factors, including those contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 and the Company’s other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements.